Exhibit 5.1

Our ref               VSL/653749-000001/121517300v4

RYB Education, Inc.

4/F, No. 29 Building, Fangguyuan Section 1

Fangzhuang, Fengtai District

Beijing 100078

People’s Republic of China

23 March 2018

Dear Sirs

RYB Education, Inc. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 23 March 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of (i) 2,022,256 Class A ordinary shares, par value US$0.001 per share, issuable by the Company pursuant to the 2009 Share Incentive Plan adopted by the board of directors of the Company on 11 September 2009 (the “2009 Plan”); (ii) 2,055,005 Class A ordinary shares, par value US$0.001 per share, issuable by the Company pursuant to the 2017 Share Incentive Plan adopted by the shareholders of the Company on 22 June 2017 (the “2017 Plan”, together with the 2009 Plan, the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto); and (iii) 589,776 Class A ordinary shares, par value US$0.001 per share, reserved for future award grants under the Plans (the “Shares”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the fifth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 30 August 2017 and effective immediately prior to the completion of the Company’s initial public offering of Class A ordinary shares represented by American depositary shares (the “Memorandum and Articles”), the minutes of meeting of the board of directors of the Company held on 11 September 2009, the resolutions of the shareholders of the Company passed on  22 June 2017 and the resolutions of the directors of the Company passed on 14 March 2018 (together, the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1                                         The Shares to be issued by the Company have been duly and validly authorised.

2                                         When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions, and when appropriate entries are made in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of the Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company in effect at the time of the passing of the relevant Resolutions and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP